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                                                                    Exhibit 99.4



                  PRUDENTIAL DISTRESSED SECURITIES FUND, INC.
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                  INSTRUMENTS DEFINING RIGHTS OF SHAREHOLDERS


The following is a list of the provisions of the Articles of Incorporation and By-Laws of Prudential Distressed Securities Fund, Inc. setting forth the rights of shareholders.


I.  Relevant Provisions of Articles of Incorporation:
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     ARTICLE IV      --     Common Stock
     ARTICLE VI      --     Indemnification of Directors and Officers
     ARTICLE VII     --     Miscellaneous
     ARTICLE VIII    --     Amendments

II.  Relevant Provisions of By-Laws:
     -------------------------------

     ARTICLE I       --     Stockholders
     ARTICLE IV      --     Capital Stock
     ARTICLE VII     --     Indemnification
     ARTICLE IX      --     Amendment of By-Laws